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                                                                    EXHIBIT 10.P

                              CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated May 28, 1998 (this "Agreement"), is between Kenneth Rosenberg (the "Consultant"), and Napco Security Systems, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         A. The Consultant has been involved in the business (the "Business") of the Company since its formation and simultaneously with the sale of all of his stock in the Company, he is resigning as an officer and director of the Company and its subsidiaries.

         B. The Company may wish to consult with the Consultant from time to time, and the Consultant is prepared to provide such consulting services on the terms set forth below.

                                    AGREEMENT

         In consideration of the mutual promises contained herein, the Company and the Consultant hereby agree as follows:

         Section 1. Retention of Consultant. The Company hereby retains Consultant upon the terms and conditions of this Agreement, and Consultant hereby accepts such retention.

         Section 2. Services to be Provided. The Consultant shall provide such consulting services relating to the Business as the Company may reasonably require from time to time; provided, however, that the Consultant shall not be required to devote in excess of 10 hours per month (which shall not be cumulative) to Company matters. The consulting services shall be performed at the home of Consultant, wherever located.

         Section 3. Term. This Agreement shall commence on the date hereof and shall terminate on the tenth anniversary of the date of this Agreement (the "Term").

         Section 4. Compensation. (a) Consulting Fee. During the Term of this Agreement, the Company shall pay, and the Consultant shall accept in full payment for the services rendered hereunder, a fee of $25,000 per annum payable in arrears in equal installments on the last day of each month.

                  (b) Expenses. Consultant shall also be reimbursed, against presentation of vouchers or receipts therefor, for all reasonable expenses properly incurred by him on behalf of the Company in the direct performance of his consulting duties hereunder and authorized in advance in writing by the Company.


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                  (c) Benefits. During the Term, the Company shall pay and the
Consultant shall be entitled to continue receiving all benefits currently afforded to him under the Company's health and dental plans which the Company has confirmed with its insurer is permissible; until June 30, 1998, the Company shall continue to pay premiums on his life insurance policy. Upon execution hereof by the Company and the Consultant, the Company shall immediately cause to be transferred to the Consultant the lease on the car the Company currently leases for the Consultant and to pay the Consultant each month the amount of the monthly car lease payment for the term of such car lease, together with the monthly consulting fee.

         Section 5. Relationship of the Parties. During the term of this Agreement, the Consultant shall be an independent contractor of the Company, and the Company shall not withhold taxes or any other amounts from fee checks issued in payment to Consultant. Consultant shall be solely responsible for the payment of all taxes owing with respect to the compensation paid to Consultant hereunder and shall indemnify the Company for any taxes, penalties and interest imposed upon the Company as a result of not withholding taxes from payments due hereunder. Any work product arising out of the Consultant's engagement hereunder and relating to the Company's Business shall be owed to and owned solely by the Company. The Consultant may not represent to any third party that he is in any way an employee of, or has the authority to bind, the Company. As an independent contractor, Consultant shall be solely responsible for determining the manner, method and timing of discharging his responsibilities hereunder.

         Section 6. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior assignments and understandings, written or oral, relating thereto.

         Section 7. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         Section 8. No Assignment: Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party hereto without prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of law, and except that the Company may assign its rights hereunder to any person who acquires or operates the Business. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any benefit on any party other than the parties hereto.

         Section 9. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         Section 10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely


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affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and
(d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         Section 11. Counterparts. This Agreement may be executed with counterpart signature pages, or in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         Section 12. Jurisdiction; Legal Fees. It is contemplated that Consultant's services hereunder shall be performed principally in Florida. Accordingly, the Company agrees to the exclusive jurisdiction of the state and federal courts located in Florida in any action by the Consultant to enforce his rights hereunder. In any such action, as part of any judgment, the substantially prevailing party shall be entitled to recover its reasonable attorney's fees and expenses incurred in such action.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                                NAPCO SECURITY SYSTEMS, INC.

                                                By: /s/ Richard Soloway
                                                    Richard Soloway,
                                                    an Authorized Representative

                                                    /s/ Kenneth Rosenberg
                                                    Kenneth Rosenberg


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